Exhibit 99.1

Watsco’s Fourth Quarter EPS Gains 26% to 39 Cents

Operating Margin Expands 170 Basis-Points

Record Cash Flow

2011 EPS Increases 10% to $2.74 on Record $2.98 Billion Sales

MIAMI, Florida – (BUSINESS WIRE), February 15, 2012 – Watsco, Inc. (NYSE:WSO) today reported results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter Results

Earnings per share increased 26% to 39 cents per diluted share compared to 31 cents per diluted share in 2010. Net income increased 28% to $13 million versus $10 million last year.

Operating income improved 49% to a record $33 million with operating margin expanding 170 basis-points to 5.0%. On a same-store basis, operating income increased 31% to $28 million with operating margin also expanding 170 basis-points.

Revenues were $646 million and declined 12% on a same-store basis. Gross profit was a record $161 million with gross profit margin improving 150 basis-points to 24.9%. On a same-store basis, gross profit decreased 6% with gross profit margin increasing 180 basis-points to 25.1%.

Selling, general and administrative (SG&A) expenses decreased 3% to $128 million and as a percentage of sales were 19.9% versus 20.1% last year. Excluding new locations, SG&A declined 13% or $17 million to $115 million.

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Our team did a great job of anticipating and reacting to more difficult market conditions and produced higher margins and strong earnings growth during the quarter. These results are a testament to our culture, which provides local leadership the empowerment and incentives to constantly identify opportunities that enhance value to our customers and generate higher profitability.”

Full Year Results

Earnings per share increased 10% to $2.74 per diluted share on net income of $90 million, compared to $2.49 per diluted share on net income of $81 million in 2010.

Operating income increased 20% to a record $199 million with operating margin expanding 90 basis-points to 6.7%. On a same-store basis, operating income increased 14% to $187 million with operating margin also improving 90 basis-points to 6.7%.

Revenues increased 5% to a record $2.98 billion and declined 1% on same-store basis, reflecting a 3% decline in sales of HVAC equipment (60% of sales), a 1% decline in sales of other HVAC products (33% of sales) and a 3% increase in sales of commercial refrigeration products (7% of sales).

Gross profit increased 8% to a record $728 million and gross profit margin improved 80 basis-points to 24.5%. On a same-store basis, gross profit increased 2% and gross profit margin improved 90 basis-points to 24.5%.

SG&A expenses increased 4% to $529 million and as a percentage of sales declined 10 basis-points to 17.8%. Excluding new locations, SG&A declined 3% or $14 million to $494 million.

Mr. Nahmad added: “Our leadership continues its pursuit of increasing revenues and margins through partnerships with strong manufacturers and contractors to produce the best results the market will yield. Our strong balance sheet, dense geographic coverage and solid relationships give us the ability to take advantage of changing market conditions and expansion opportunities as they become available.”

Cash Flow and Dividends

Operating cash flow for the fourth quarter was a record $120 million versus $56 million in 2010. For the full year, operating cash flow was $61 million and includes the use of $87 million to fund incremental vendor payments from one-time changes in payment terms and the purchase of previously consigned inventory. Excluding these payments, adjusted operating cash flow for the year was $148 million (approximately $4.83 per diluted share).

Since 2000, Watsco’s operating cash flow was approximately $900 million compared to net income of approximately $700 million, far surpassing the Company’s stated goal of generating cash flow greater than net income.

Dividends paid in 2011 increased 11% to $73 million. In January 2012, the Company raised its quarterly dividend rate 9% to 62 cents per share. Watsco has paid dividends for over 38 consecutive years and 2012 will mark the eleventh year of paying increasing dividends.

“The outstanding level of cash flow during the fourth quarter again demonstrates the safety and efficiency of our business from a cash flow perspective during a period of weaker sales. We are also glad to again raise our dividend so shareholders can continue to meaningfully participate in the Company’s success,” Mr. Nahmad said.

At December 31, 2011, cash and cash equivalents were $16 million and borrowings were $20 million for a “net debt” position near zero. The Company’s debt-to-total-capitalization ratio is a conservative 2%.

Mr. Nahmad added: “Given Watsco’s financial strength and the simple fact that our share of the U.S. market is about 10%, we continue to seek substantial additional opportunities to invest and to grow our business in the same disciplined manner as we have in the past. We have much to accomplish.”

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (ET) on February 15, 2012 to discuss its fourth quarter and annual earnings results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales and adjusted operating cash flow. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 540 locations in the United States, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues	$645,833	$657,248	$2,977,759	$2,844,595
Cost of sales	485,123	503,221	2,249,465	2,171,354

Gross profit	160,710	154,027	728,294	673,241
Gross profit margin	24.9%	23.4%	24.5%	23.7%

SG&A expenses	128,210	132,232	529,244	507,669

Operating income	32,500	21,795	199,050	165,572
Operating margin	5.0%	3.3%	6.7%	5.8%

Interest expense, net	1,287	830	4,458	3,490

Income before income taxes	31,213	20,965	194,592	162,082
Income taxes	8,683	6,443	56,850	50,360

Net income	22,530	14,522	137,742	111,722
Less: net income attributable to noncontrolling interest	9,150	4,077	47,292	30,962

Net income attributable to Watsco, Inc.	$13,380	$10,445	$90,450	$80,760

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$13,380	$10,445	$90,450	$80,760
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,292	974	6,042	4,772

Earnings allocated to Watsco, Inc. shareholders	$12,088	$9,471	$84,408	$75,988

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	30,788,888	30,637,584	30,753,291	30,578,608

Diluted earnings per share for Common and Class B common stock	$0.39	$0.31	$2.74	$2.49

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2011	2010
Cash and cash equivalents	$15,673	$126,498
Accounts receivable, net	327,664	305,088
Inventories	465,349	391,925
Other	19,491	14,493

Total current assets	828,177	838,004

Property and equipment, net	39,455	31,221
Goodwill, intangibles, net and other	400,516	368,002

Total assets	$1,268,148	$1,237,227

Accounts payable and accrued expenses	$203,020	$265,933
Borrowings under revolving credit agreements	20,000	—
Current portion of long-term obligations	19	72

Total current liabilities	223,039	266,005

Borrowings under revolving credit agreements	—	10,000
Deferred income taxes and other liabilities	43,399	32,326

Total liabilities	266,438	308,331

Watsco’s shareholders’ equity	802,790	764,461
Noncontrolling interest	198,920	164,435

Shareholders’ equity	1,001,710	928,896

Total liabilities and shareholders’ equity	$1,268,148	$1,237,227

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